Exhibit 99.1

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BlackRock Fixed Income Value Opportunities Announces Results of
Annual Repurchase Offer

New York, March 25, 2014 – BlackRock Fixed Income Value Opportunities (XFIVX) (the “Fund”) today announced the expiration of its offer to repurchase up to 25% of its outstanding common shares (“Shares”) from its shareholders (the “Repurchase Offer”).
Under the terms of the Repurchase Offer, the Fund offered to repurchase up to 25% of its outstanding Shares (the “Offer Amount”) for cash at a price equal to the Fund’s net asset value per Share as of the close of business of the New York Stock Exchange on Monday, March 24, 2014. A repurchase amount of 25% of the outstanding Shares of the Fund represents approximately 45,400 Shares.

As of March 24, 2014, BNY Mellon Investment Servicing (US) Inc., the Fund's transfer agent, indicated that approximately 49,500.326 Shares (approximately 27.26% of the Fund's outstanding Shares) were validly tendered and not withdrawn prior to the expiration of the Repurchase Offer. Since more Fund Shares were tendered than the Offer Amount, the Fund repurchased Shares on a pro rata basis. Consequently, approximately 91.74% of Shares tendered were accepted for repurchase. The final number of Shares tendered is subject to final confirmation by the transfer agent and the proper delivery of all Shares validly tendered and not withdrawn prior to the expiration of the Repurchase Offer.

BlackRock provides periodic updates on the Fund which can be found on a dedicated web page located in the “Closed-End Funds” section of the firm’s website at www.blackrock.com by searching “Fixed Income Value Opportunities”.

About BlackRock
BlackRock is a leader in investment management, risk management and advisory services for institutional and retail clients worldwide. At December 31, 2013, BlackRock’s AUM was $4.324 trillion. BlackRock helps clients meet their goals and overcome challenges with a range of products that include separate accounts, mutual funds, iShares® (exchange-traded funds), and other pooled investment vehicles. BlackRock also offers risk management, advisory and enterprise investment system services to a broad base of institutional investors through BlackRock Solutions®. Headquartered in New York City, as of December 31, 2013, the firm had approximately 11,400 employees in more than 30 countries and a major presence in key global markets, including North and South America, Europe, Asia, Australia and the Middle East and Africa. For additional information, please visit BlackRock’s website at www.blackrock.com.

Forward-Looking Statements
This press release, and other statements that BlackRock or the Fund may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the Fund or BlackRock’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

With respect to the Fund, the following factors, among others, could cause actual events to differ materially from forward-looking statements or historical performance: (1) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets, which could result in changes in demand for the Fund or in a Fund’s net asset value; (2) the relative and absolute investment performance of a Fund and its investments; (3) the impact of increased competition; (4) the unfavorable resolution of any legal proceedings; (5) the extent and timing of any distributions or share repurchases; (6) the impact, extent and timing of technological changes; (7) the impact of legislative and regulatory actions and reforms, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, and regulatory, supervisory or enforcement actions of government agencies relating to the Fund or BlackRock, as applicable; (8) terrorist activities, international hostilities and natural disasters, which may adversely affect the general economy, domestic and local financial and capital markets, specific industries or BlackRock; (9) BlackRock’s ability to attract and retain highly talented professionals; (10) the impact of BlackRock electing to provide support to its products from time to time; and (11) the impact of problems at other financial institutions or the failure or negative performance of products at other financial institutions.

Annual and Semi-Annual Reports and other regulatory filings of the Fund with the Securities and Exchange Commission (“SEC”) are accessible on the SEC's website at www.sec.gov and on BlackRock’s website at www.blackrock.com, and may discuss these or other factors that affect the Fund. The information contained on BlackRock’s website is not a part of this press release.

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